Exhibit 99.1
Press Release

For Immediate Release	Contact: Larry Thede	Email: ir@udrt.com
NYSE Trading Symbol: UDR	Phone: 720.283.2450	Web: www.udrt.com
UDR Announces Redemption of Series B Preferred Stock
RICHMOND, VA (April 23, 2007) UDR, Inc. (NYSE: UDR) today announced that it will redeem all issued and outstanding shares of its 8.60% Series B Cumulative Redeemable Preferred Stock (NYSE: UDRPrB) held on May 29, 2007, the redemption date, for a cash redemption price of $25 per share plus accrued and unpaid dividends to the redemption date. Dividends shall cease to accrue on all shares of Series B Preferred on the redemption date. There are currently 5,416,009 shares of Series B Preferred issued and outstanding.
Notices of redemption and letters of transmittal will be mailed to the holders of Series B Preferred Stock prior to the redemption date. Questions regarding the redemption of Series B Preferred Stock should be directed to the Company’s transfer agent, Wells Fargo Shareowner Services, at 161 North Concord Exchange, South St. Paul, MN 55075, Attention: Corporate Actions Dept., or by telephone at (800) 468-9716.
About UDR, Inc.
UDR, Inc. (NYSE:UDR) is a leading multi-family real estate investment trust (REIT) with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2006, UDR owned 70,339 apartment homes and had 936 homes under development and another 571 homes under contract for development in its pre-sale program. For over 30 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. An S&P 400 company, UDR is the fourth largest apartment REIT in the nation. Additional information can be found on the Company’s website at www.udr.com.
Statements contained in this press release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by the Company’s use of words such as, “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” and similar expressions that do not relate to historical matters. Such forward-looking statements are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of competition and competitive pricing, acquisitions or new developments not achieving anticipated results, delays in completing developments and lease-ups on schedule, difficulties in selling existing apartment communities, and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof. The Company assumes no obligation to update or revise any of its forward-looking statements even if experience or future changes show that indicated results or events will not be realized.